Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of FAT Brands Inc. and in the Registration Statements of FAT Brands Inc. on Form S-8 (File No. 333-239031) and Form S-1 (File No. 333-239032) of our report dated March 29, 2021 relating to the consolidated financial statements of FAT Brands Inc. as of December 27, 2020 and December 29, 2019, and for the years then ended.

Our report contains a going concern paragraph regarding the limited liquidity resources of FAT Brands Inc. and also a paragraph relating to the adoption of new method of accounting for leases as of December 31, 2018.

/s/ Baker Tilly US, LLP

Los Angeles, CA

March 29, 2021

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